Exhibit 23.2

To the Board of Directors of Akanda Corp.

We hereby consent to the incorporation of our audit report on the financial statements of Akanda Corp. for the periods ended December 31, 2023 and 2022, dated April 30, 2024, included in Akanda Corp.’s Registration Statement on Form F-1 Under the Securities Act of 1933 dated September 5, 2024.

September 5, 2024

We have served as the Company’s auditor since 2022

Los Angeles, California

PCAOB ID Number 6580